Exhibit 99.1

Media Contacts:

Leigh Horner

(703) 433-3044; leigh.horner@sprint.com

Jayne Wallace

(908) 607-4014; jayne.wallace@virginmobileusa.com

Investor Contacts:

Yijing Brentano

(800) 259-3755; investorrelations@sprint.com

Erica Bolton

(908) 607-4108; erica.bolton@virginmobileusa.com

Sprint Nextel To Acquire Virgin Mobile USA

Strengthens Company’s Prepaid Position in

Wireless Market with Iconic Consumer Brand

Public Shareholders to Receive $5.50 per Share

OVERLAND PARK, Kan. and WARREN, N.J. – July 28, 2009 – Sprint Nextel Corporation (NYSE:S) and Virgin Mobile USA, Inc., (NYSE: VM) announced today that their boards of directors have approved a definitive agreement for Sprint to acquire Virgin Mobile USA for a total equity value of approximately $483 million, which includes the value of Sprint’s current 13.1% fully diluted ownership interest in Virgin Mobile USA. In addition, at closing Sprint will retire all of Virgin Mobile USA’s outstanding debt, which is $248 million net of cash and cash equivalents as of March 31, 2009, but is expected to be no more than $205 million net of cash and cash equivalents on Sept. 30, 2009.

This acquisition will strengthen Sprint’s position in the growing prepaid segment by bringing together under one umbrella the iconic Virgin Mobile brand with Sprint’s successful Boost Mobile business. These complementary prepaid brands, each with a distinctive offer, style and appeal to different customer demographics, will continue to serve existing and prospective customers following the completion of the transaction.

Following the closing of the transaction, Sprint’s prepaid business will be led by Dan Schulman, current Virgin Mobile USA chief executive officer, who will report directly to Dan Hesse, Sprint Nextel president and chief executive officer. Bringing exceptional telecom leadership credentials to Sprint, Schulman will be responsible for the business strategy and growth of the prepaid segment. Matt Carter will continue to lead Boost Mobile and will report to Schulman.

“The acquisition of Virgin Mobile USA positions Sprint for even greater success in the prepaid wireless segment,” said Hesse. “Prepaid is growing at an unprecedented rate with consumers keenly focused on value. Virgin Mobile is an iconic brand in the marketplace that will complement our Boost Mobile brand.”

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“I have known Dan Schulman for many years, and I feel very fortunate that a leader with Dan’s talents is joining Sprint to take us to even greater heights in prepaid,” added Hesse.

“Virgin Mobile USA redefined the U.S. prepaid segment when we launched seven years ago,” said Schulman. “Sprint is committed to growing its prepaid business and this transaction will provide us with the resources and opportunities to compete more aggressively, and strengthen our position in prepaid.”

Transaction Benefits

•	Strengthens Sprint’s position in the fast growing prepaid segment.

•	Enhances cross selling of full suite of Sprint products and services across a larger target audience.

•	Free cash flow accretive for Sprint before synergies.

•	Synergies to be derived from general and administrative reductions, operational efficiencies, and streamlined distribution.

•	Sprint gains deeper managerial talent with additional expertise in the prepaid segment.

Terms of the Transaction

Under the terms of the agreement, Virgin Mobile USA stockholders will receive shares of common stock of Sprint based on the exchange ratios described in more detail below, and cash in lieu of fractional shares.

Virgin Mobile USA Public Stockholders:

Each public stockholder, holding in aggregate approximately 39.7 million shares on a fully diluted basis or 43.3% ownership, will receive Sprint shares having a 10-day average closing price equivalent to $5.50 per Virgin Mobile USA share, subject to the collar referenced below.

•	The exchange ratio for public stockholders will be based on Sprint’s 10-day average closing share price ending two trading days prior to closing.

•	The exchange ratio will be subject to a collar such that in no event will the exchange ratio be lower than 1.0630 or higher than 1.3668.

The Virgin Group:

•

The exchange ratio for the Virgin Group will in all circumstances be equal to 93.09% of the exchange ratio for the public stockholders equating generally to $5.12 per Virgin Mobile USA share for common stock owned by the Virgin Group (including shares into which preferred stock held by it is convertible.)

•	Preferred shares owned by Virgin Group will be converted into common stock based on the Virgin Group exchange ratio at a conversion price of $8.50.

•	Virgin Group owns approximately 26.0 million shares on a fully diluted basis or 28.3% ownership, of Virgin Mobile USA.

SK Telecom:

•

The exchange ratio for the SK Telecom will in all circumstances be equal to 89.84% of the exchange ratio for the public stockholders, equating generally to $4.94 per Virgin Mobile USA share for common stock owned by SK Telecom (including shares into which preferred stock held by it is convertible.)

•	Preferred shares owned by SK Telecom will be converted into common stock based on the SK Telecom exchange ratio at a conversion price of $8.50.

•	SK Telecom owns approximately 14.0 million shares on a fully diluted basis or 15.3% ownership, of Virgin Mobile USA.

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Based on the terms of the agreement, Sprint currently expects to issue between 81.4 million and 104.7 million shares of its common stock in exchange for all Virgin Mobile USA common stock, excluding Sprint’s 13.1% stake, and all Virgin Mobile USA preferred stock.

Following the closing of the transaction, Virgin Mobile USA will continue to license the Virgin Mobile USA brand from the Virgin Group under the terms of an amended and restated Trademark License Agreement. Sprint will pay $12.7 million for the initial term, which will continue through the end of 2021. The agreement contains several renewal provisions that will allow Virgin Mobile USA to extend the term until 2047.

Sprint will pay Virgin Group approximately $50 million at closing as payment in full for net operating losses available to be utilized by Virgin Mobile USA in the future under the Tax Receivable Agreement.

All of Virgin Mobile USA’s outstanding debt will be retired at the closing of the transaction including amounts due under the Senior Secured Credit Facility and the Related Party Subordinated Secured Revolving Credit Agreements.

The payments at the closing of the transaction for the Trademark License Agreement, the Tax Receivable Agreement and Virgin Mobile USA’s subordinated debt will be made either in cash or stock, at Sprint’s option.

The transaction is subject to various closing conditions, including the approval of the transaction agreement by Virgin Mobile USA’s stockholders, the receipt of applicable regulatory approvals, and other customary closing conditions. The Virgin Group and SK Telecom have agreed to vote a portion of the Virgin Mobile USA voting shares owned by them that, when aggregated with the voting shares owned by Sprint, comprise approximately 40% of the outstanding voting power. The transaction is expected to be completed in the fourth quarter of 2009 or in early 2010.

Sprint was advised by Wells Fargo Securities and King & Spalding. Deutsche Bank Securities Inc., Colonnade Advisors LLC and Foros Advisors LLC are acting as financial advisors to an independent special committee of the Board of Directors of Virgin Mobile and Deutsche Bank Securities Inc. also has provided a fairness opinion to the committee. Virgin Mobile USA was also advised by Simpson Thacher & Bartlett LLP.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving more than 49 million customers at the end of the fourth quarter 2008; industry-leading mobile data services; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.

About Virgin Mobile

Virgin Mobile USA, Inc. [NYSE:VM], through its operating company Virgin Mobile USA, L.P., offers millions of customers control, flexibility and choice through Virgin Mobile’s Plans Without Annual Contracts. Its full slate of smart, stylish and affordable handsets are available at approximately 40,000 top retailers nationwide and online at http://www.virginmobileusa.com/, with Top-Up cards available at almost 150,000 locations.

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Safe Harbor

This press release includes forward-looking statements regarding the proposed acquisition and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular information regarding the rate of growth in the prepaid wireless segment, expected synergies from the acquisition, and whether and when the transactions contemplated by the transaction agreement will be consummated. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include: the failure to realize synergies as a result of operational efficiencies, streamlined distribution and general and administrative reductions in the timeframe expected or at all; unexpected costs or liabilities; the result of the review of the proposed transaction by various regulatory agencies, and any conditions imposed in connection with the consummation of the transaction; approval of the transaction agreement by the stockholders of Virgin Mobile USA and satisfaction of various other conditions to the closing of the transaction contemplated by the transaction agreement; and the risks that are described from time to time in Sprint’s and Virgin Mobile USA’s respective reports filed with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended March 31, 2009 of each of Sprint and Virgin Mobile USA. This press release speaks only as of its date, and Sprint and Virgin Mobile USA disclaim any duty to update the information herein.

Important Additional Information will be Filed with the SEC

In connection with the proposed transaction, Sprint will file a registration statement on Form S-4 with the SEC. VIRGIN MOBILE USA STOCKHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The final proxy statement/prospectus will be mailed to stockholders of Virgin Mobile USA. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, or by directing a request to Virgin Mobile USA Investor Relations at investorrelations@virginmobileusa.com or 908-607-4108. In addition, investors and security holders may access copies of the documents filed with the SEC by Virgin Mobile USA on its web site at www.virginmobileusa.com, when they become available.

Participants in Solicitation

Sprint, Virgin Mobile USA and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information concerning Sprint’s participants is set forth in the proxy statement dated March 30, 2009 for Sprint’s 2009 annual meeting of shareholders as filed with the SEC on Schedule 14A. Information concerning Virgin Mobile USA’s participants is set forth in the proxy statement dated April 7, 2009 for Virgin Mobile USA’s 2009 annual meeting of stockholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Sprint and Virgin Mobile USA in the solicitation of proxies in respect of the proposed transaction will be included in the registration statement and proxy statement/prospectus contained therein, to be filed with the SEC.

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